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                                                                   EXHIBIT 10.67

[LOGO]        [LETTERHEAD OF PETRO STOPPING CENTERS APPEARS HERE]


Press Release


Contact: Curtis Coats, III                           FOR IMMEDIATE RELEASE
Phone: (915) 774-7335
ccoats@petrotruckstops.com


          VOLVO TRUCKS ACQUIRES AN INTEREST IN PETRO STOPPING CENTERS

     El Paso, Texas - Petro Stopping Centers, L.P. (Petro) announced today that Volvo Trucks North America, Inc has acquired an ownership interest in the company. The transaction makes Volvo Petro's second largest equity holder.

     The investment by Volvo, along with an additional investment by Mobil Long Haul, Inc., an affiliate of Mobil Oil Corporation and Petro's recently completed refinancing will allow Petro to pursue its growth objectives to expand services and locations. Currently, Petro and its franchisees own and operate 51 travel plazas in 29 states.

     Jack Cardwell, chairman of the board and CEO of Petro, commented that the agreement with Volvo brings together three strong brands for the benefit of all Petro customers. "Our customers benefit from our partnership with Mobil by making available high quality
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lubricants and fuels," he said. "With Volvo Trucks' partnership, we align ourselves with a company focused strongly on quality and service. Customers will see enhancements through our facilities, in terms of improved maintenance services, new business offerings and improved driver amenities."

     "Volvo and Petro will establish a new standard of driver services for travel plazas," said Marc F. Gustafson, president and CEO of Volvo Trucks. "We are moving ahead to ensure Petro Stopping Centers remains the preferred choice of professional drivers who want a high level of products and services, in a safe, clean and friendly environment."

     The agreement immediately expands Volvo's ability to provide customers with additional maintenance services on a 24-hour a day, seven-day-a-week-basis. More than 225 Petro: Lube service bays will provide preventive maintenance services and minor repairs. Petro: Lube was the innovator in the express truck-maintenance industry and to date has performed over two million oil changes.

     Petro: Lube facilities will complement Volvo's existing network of 208 full-service dealer facilities, and immediately become preferred vendors for Volvo Action Service, Volvo Trucks' around-the-clock customer support center. Truck drivers can call 1-800-52 VOLVO to receive on-the-road assistance, including repair and maintenance services. Volvo and Petro also have plans to expand Petro: Lube facilities at ten existing Petro locations.
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     Volvo Trucks North America, Inc. (www.volvotrucks.com) manufactures
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commercial trucks and tractors. The company leads the heavy-truck industry in the areas of safety research and development, quality manufacturing processes and environmental care. Volvo Trucks also markets heavy-duty diesel engines and rear suspensions. Headquartered in Greensboro, N.C., Volvo Trucks is an affiliate of Volvo Truck Corporation, Gothenburg, Sweden.

     Petro Stopping Centers was founded in 1975 and is headquartered in El Paso, Texas. Petro Stopping Centers are one stop, multi-service facilities featuring separate diesel and gasoline fueling facilities, Iron Skillet restaurants, travel and convenience stores and Petro: Lube preventive maintenance centers. For more information on Petro visit the company's website at www.petrotruckstops.com.
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